Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Ivy Investment Management Company

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Ivy Investment Management Company, a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2009, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 3. “Management”;
Section 5. “Brokerage”;
Section 12. “Duration and Termination”; and
Section 15. “Confidential Treatment”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete paragraphs one, five, and six of Section 3. “Management” and replace said paragraphs with the following:

Paragraph One:

3.           Management.  Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Trust’s Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, the entry into or purchase or sale of derivatives, including, but not limited to, swaps, security based swaps, forwards, commodity options, swaptions and/or any combination of the foregoing, or other property (including listed futures, swaps, and options of any type), all on behalf of the Funds.  In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of Trust’s Declaration of Trust and By-Laws, as amended from time to time and provided in advance to the Sub-Adviser, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time upon prior agreement with Sub-Adviser.  Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds.  Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program.  Sub-Adviser, solely with respect to the assets of the Funds which are under its management pursuant to this Agreement, and based on information obtained from the Funds’ administrator, custodian and other service providers, shall take reasonable steps to comply with the diversification provisions of Section 851 and Section 817(h) of the Internal Revenue Code of 1986, as amended (“IRC”), and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Funds.

Paragraph Five:

The Adviser agrees that the Sub-Adviser shall not be expected to recommend the purchase or sale of any security or other investment instrument (such as a credit default swap) to the extent applicable on behalf of any Fund on the basis of any information which might cause such purchase or sale to, in the Sub-Adviser’s opinion, constitute a violation of any federal or state laws, rules or regulations.  The Sub-Adviser shall use its best judgment in carrying out its duties hereunder, but does not guarantee investment results.  No past performance of the Sub-Adviser or its affiliates should be relied upon or considered a reliable indicator of present or future performance.

Paragraph Six:

The Adviser acknowledges and agrees that the Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser, the Trust or the Funds or for providing advice with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Funds or the Trust may be entitled to participate as a result of its securities, commodities, swaps or other financial instrument or other holdings. The Sub-Adviser’s responsibility, with respect thereto, shall be limited to reasonable cooperation with the custodian and the Adviser of the managed assets.  The Adviser acknowledges that the Sub-Adviser is not the official record keeper with respect to the managed assets.

Delete the existing sub-paragraph e) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it” in its entirety and replace it with the following:

e)
as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

Add the following as a new sub-paragraph c) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it”, and re-number all sub-paragraphs alphabetically thereafter:

c)	will comply with all foreign laws, regulations, and regulatory requirements as set forth by foreign regulatory agencies, as applicable;

Delete paragraph one of Section 5. “Brokerage”, and replace it with the following:

5.           Brokerage.  The Sub-Adviser is responsible for: decisions to buy and sell securities, futures, swaps, forwards and other instruments for each Fund, the selection of broker-dealer , financial commission merchant (“FCM”), swap dealer, introducing broker (“IB”) and other financial intermediary, as applicable, selection of exchange, execution facility, execution platform or marketplace, selection of clearinghouse and negotiation of brokerage commission, clearing, swap execution, mark ups and mark downs and other rates related to execution of financial transactions, clearing and settlement, including, without limitation, currency conversions and compensation related thereto.  Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage, FCM, clearing, swap and other accounts and other brokerage arrangements with respect to all portfolio transactions, entered into by Sub-Adviser in the name of the Funds. Sub-Adviser will provide copies of brokerage agreements entered into for the Funds to the Adviser, if applicable. It is the Sub-Adviser’s general policy in selecting a broker to effect a particular securities transaction to seek to obtain “best execution”, which means prompt and efficient execution of the securities transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker, in consideration of the following factors:

Delete Section 12. “Duration and Termination” in its entirety, and replace it with the following:

12.           Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through June

30th of each successive year following the initial two year period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Section 10 and 11 herein shall survive the termination of this Agreement.  Fees shall be prorated for the month in which the termination is effective.

Delete Section 15. “Confidential Treatment” in its entirety, and replace it with the following:

15.           Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and Sub-Adviser, the Adviser and Trust will not disclose any list of securities held by the Fund until it is either filed with the U.S. Securities & Exchange Commission or mailed out to shareholders, which filing or mailing shall not be made sooner than 60 days after quarter end in any manner whatsoever except as expressly authorized in this Agreement, except that the top 10 holdings may be disclosed 30 days after month end.  In addition, the Adviser may disclose to certain third party data or service providers to the Fund, who have entered into a confidentiality agreement with the Adviser, a list of securities purchased or sold by the Fund during the quarter.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 24th day of June 2013, effective May 30, 2013.

Jackson National Asset Management, LLC		Ivy Investment Management Company

By:	/s/ Mark D. Nerud	By:	/s/ John E. Sundeen, Jr.
Name:	Mark D. Nerud	Name:	John E. Sundeen, Jr. CFA
Title:	President and CEO	Title:	Executive Vice President and Chief
Administrative Officer